Exhibit 10.32

October 6, 2016

Lorianne Masuoka

142 Beverly Road

Chestnut Hill, MA 02467

Dear Lorianne:

The purpose of this letter agreement (the “Agreement”) is to confirm the terms regarding your separation of employment with InVivo Therapeutics Corporation (“InVivo” or the “Company”). As more fully set forth below, InVivo desires to provide you (“Employee” or “you”) with Severance Pay and Severance Benefits described below in exchange for certain agreements by you. This Agreement will become effective and enforceable on the eighth day after you sign it (the “Effective Date”), and the Reaffirmation attached at Exhibit A will become effective and enforceable on the eighth day after you sign it.

1.Separation of Employment. Your employment with InVivo shall end on January 2, 2017 (the “Separation Date”). You acknowledge that from and after the Separation Date, you have no authority to, and shall not, represent yourself as an employee or agent of the Company.

2.Transition Period – Division of roles and responsibilities and reporting.  You agree that from the Effective Date until the Separation Date (the “Transition Period”), you will continue to serve as InVivo’s Chief Medical Officer and fulfill all duties associated with that role, with the exception of certain duties that as of the Effective Date will be handled by a consultant whom InVivo will hire.  You will continue to report to InVivo’s Chief Executive Officer, who will determine the allocation of responsibilities between you and the consultant during the Transition Period.  It is expected that you will continue to be responsible for all interactions with the principal investigators in the INSPIRE study, to serve as the principal contact regarding potential patients for InVivo’s clinical trials, to work on abstracts and posters for medical conferences, and to complete mandatory safety training of principal investigators.

3.Severance Pay and Severance Benefits. In exchange for the mutual covenants set forth in this Agreement, including, without limitation, your timely execution, on but not before the Separation Date, and non-revocation of the Reaffirmation attached hereto as Exhibit A:

(i)InVivo will continue your bi-weekly base salary, less state and federal income and welfare taxes, and any other mandatory deductions under applicable laws, for twelve (12)

months (the “Severance Period”), such salary continuation to commence on the first pay period that is at least eight (8) days after the Separation Date (the “Severance Pay”);

(ii)Upon your making a timely election pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (COBRA), InVivo will pay the standard employer portion of your medical and dental insurance premiums for six (6) months after the Separation Date, provided that you timely pay your regular employee contribution toward your medical and dental insurance premiums as required by InVivo or its COBRA administrator, and provided that InVivo will not be penalized by either federal or state authorities for making such payments. InVivo’s obligations under this subsection are contingent on you making a timely COBRA election and remaining eligible for such coverage. Additionally, InVivo shall only be required to continue and contribute to your medical and dental insurance under this subsection to the same extent that such insurance is provided to persons employed by InVivo. After the Severance Period, you will have the right to continue your medical and dental insurance pursuant to the provisions of COBRA solely at your own cost. The “qualifying event” under COBRA shall be deemed to have commenced on the Separation Date.

(iii)InVivo will provide you with twelve (12) months of outplacement counseling through Essex Partners.  The cost for such services will be paid directly to Essex Partners in accordance with the terms of the Company’s agreement with Essex Partners.

(iv)InVivo will pay your 2016 cash bonus weighted 100% on the achievement of 2016 Corporate Objectives, as determined by InVivo’s Board of Directors for all InVivo employees (i.e. without any weighting to your individual objectives).  Your bonus will be paid at the same time as 2016 bonuses are paid to all InVivo employees, which is expected to occur on or before March 1, 2017.

(v)InVivo will extend to January 2, 2018 the exercise period for all stock options issued to you by the Company and vested as of the Separation Date;

(vi)The benefits outlined in Sections 3(ii), (iii),  (iv) and (v) above are hereinafter referred to as the “Severance Benefits.”  The Severance Pay and Severance Benefits are not intended to be, and shall not be construed to constitute, a severance plan, and shall confer no benefit on anyone other than the parties hereto. You further acknowledge that except for (i) the specific financial consideration set forth in this Agreement, (ii) earned but unpaid regular wages earned through the Separation Date, and (iii) accrued but unused vacation earned through the Separation Date (which shall be paid to you in accordance with applicable law), you are not and shall not in the future be entitled to any other compensation from the Company including, without limitation, other wages, commissions, bonuses, incentives, vacation pay, holiday pay, or any other form of compensation or benefit.    Notwithstanding the foregoing, nothing in this Agreement shall affect your rights to vested benefits under any Company benefits plan, including, without limitation, your rights to benefits that have been granted and have vested as of the Separation Date under the Company’s 2010 and 2015 Equity Incentive Plans, 401(k) Profit Sharing Plan, or Employee Stock Purchase Plan.

4.Unemployment Benefits.    You may seek unemployment benefits as a result of the termination of your employment from InVivo. Decisions regarding eligibility for and amounts of unemployment benefits are made by the applicable state unemployment agency, not by InVivo. InVivo agrees to provide any and all requested or necessary documents to enable you to seek unemployment benefits, and further agrees that it will not take a position that would interfere with your ability to obtain unemployment benefits as a result of the separation of your employment from InVivo. Nothing in this Section shall be construed to require InVivo to make untruthful statements to a state agency in connection with any claim for unemployment benefits.

5.Reference letter.  If asked about your performance in your role at InVivo or the reasons for your departure, InVivo’s CEO will provide a reference to the inquirer that is, at a minimum, consistent with the Form 8K announcing your retirement from InVivo.

6.Confidentiality and Other Obligations. You expressly acknowledge and agree to the following:

(i)That on or before the Separation Date you will return to InVivo all InVivo property (including without limitation, keys, identification cards, computer equipment, computer discs and software, computer access codes, telephones, references guides, company files and documents, company credit cards, institutional manuals, etc.) and documents and any copies thereof (including, without limitation, laboratory notebooks, financial plans, management reports, and other similar documents and information), and that you will abide by any and all common law and/or statutory obligation relating to the protection and non-disclosure of InVivo’s trade secrets and/or confidential and proprietary documents and information;

(ii)That you remain obligated to and will comply with the covenants set forth in the Employee Non-Disclosure and Inventions Agreement previously executed between InVivo and you (a copy of such agreement being attached hereto as Exhibit B), which agreement also is incorporated herein by reference;

(iii)That all information relating in any way to this Agreement, including the terms and amount of financial consideration provided for in this Agreement, shall be held confidential by you and shall not be publicized or disclosed to any person or entity (other than an immediate family member, legal counsel or financial advisor, provided that any such individual to whom disclosure is made agrees to be bound by these confidentiality obligations), except as mandated by law; and

(iv)That you will not make any statements that are professionally or personally disparaging about, or adverse to, the interests of InVivo (including its officers, directors, and employees) including, but not limited to, any statements that disparage any person, product, service, finances, financial condition, capability or any other aspect of the business of InVivo, and that you will not engage in any conduct which is intended to harm professionally or personally the reputation of InVivo (including its officers, directors, and employees).

(v)Notwithstanding the foregoing, nothing in this Agreement or elsewhere (including in the Employee Non-Disclosure and Inventions Agreement attached hereto at Exhibit B)  prohibits you from communicating with government agencies about possible violations of federal, state, or local laws or otherwise providing information to government agencies or participating in government agency investigations or proceedings.  You are not required to notify the Company of any such communications; provided, however, that nothing herein authorizes the disclosure of information you obtained through a communication that was subject to the attorney-client privilege.  Further, notwithstanding your confidentiality and nondisclosure obligations, you are hereby advised as follows pursuant to the Defend Trade Secrets Act: “An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that (A) is made (i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.  An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (A) files any document containing the trade secret under seal; and (B) does not disclose the trade secret, except pursuant to court order.”

(vi)That your breach of any covenant in this Section 5 shall constitute a material breach of this Agreement and shall relieve InVivo of any further obligations hereunder and, in addition to any other legal or equitable remedy available to InVivo, shall entitle InVivo to stop providing and/or recover any Severance Pay and Severance Benefits payable or paid to you (or on your behalf) pursuant to Section 3 of this Agreement.

7.Cooperation. That during the Severance Period, you will make yourself available to InVivo, upon reasonable notice, either by telephone or, if InVivo believes necessary, in person to assist InVivo in any matter relating to the services performed by you during your employment with InVivo including, but not limited to, transitioning your duties to others at InVivo, and ensuring that all data are recorded fully and completely in any laboratory notebook, if applicable. You further agree that you will cooperate fully with InVivo in the defense or prosecution of any government investigations and any government or third-party claims or actions now in existence or which may be brought or threatened in the future against or on behalf of InVivo, including any claim or action against its directors, officers and employees. Your cooperation in connection with such claims or actions shall include your being available, within reason given the constraints of personal commitments, future employment or job search activities, to meet with InVivo to prepare for any proceeding, to provide truthful affidavits, to assist with any audit, inspection, proceeding or other inquiry, and to act as a witness in connection with any litigation or other legal proceeding affecting InVivo. You further agree that, should an attorney representing a party adverse to the business interests of InVivo (including, without limitation, anyone threatening any form of legal action against InVivo) contact you (directly or indirectly), you will promptly (within 48 business hours) inform (in writing) Tamara Joseph, General Counsel of InVivo of that fact, unless prohibited from doing so under court order or otherwise as expressly permitted by Section 6(v) of this Agreement.

8.Release of Claims. You hereby acknowledge and agree that by signing this Agreement and the Reaffirmation attached hereto at Exhibit A,  and accepting the Severance Pay and Severance Benefits provided for in this Agreement, you are waiving your right to assert any Claim (as defined below) against InVivo arising from acts or omissions that occurred on or before the Separation Date; provided, however, that any Claim that would have accrued between the Effective Date and the Separation Date will only be released upon your execution of the Reaffirmation. You also represent that you have not asserted or filed any Claim (as defined below) against InVivo.

Your waiver and release is intended to bar any form of legal claim, lawsuit, charge, complaint or any other form of action (collectively referred to as “Claims”) against InVivo seeking money or any other form of relief, including but not limited to equitable relief (whether declaratory, injunctive or otherwise), damages or any other form of monetary recovery (including but not limited to back pay, front pay, compensatory damages, emotional distress damages, punitive damages, attorneys’ fees and any other costs).  You understand that there could be unknown or unanticipated Claims resulting from your employment with InVivo and the termination of your employment, and you agree that such Claims are included in this waiver and release.

Without limiting the generality of the previous paragraph, you specifically waive and release InVivo from any Claims arising from or related to your employment relationship with InVivo or the termination of your employment, without limitation:

(i)Claims under any statute, ordinance, regulation, executive order, common law, constitution and/or other source of law of any state, country and/or locality (collectively and individually referred to as “Law”), including but not limited to the United States, the Commonwealth of Massachusetts and any other state or locality where you worked for InVivo;

(ii)Claims under any Law concerning discrimination or fair employment practices, including but not limited to the Massachusetts Anti-Discrimination and Anti-Harassment Law (Massachusetts General Laws Chapter 151B), the Age Discrimination in Employment Act (29 U.S.C. § 621 et seq.), Title VII of the Civil Rights Act of 1964 (42 U.S.C. § 2000e et seq.), and the Americans with Disabilities Act (42 U.S.C. § 12101 et seq.), each as amended;

(iii)Claims under any Law relating to wages, hours, whistleblowing, leaves of absences or any other terms and conditions of employment, including but not limited to the Family and Medical Leave Act of 1993 (29 U.S.C. § 2601 et seq.), the Worker Adjustment and Retraining Notification (WARN) Act (29 U.S.C. § 2601 et seq.), the Massachusetts Payment of Wages Law (Massachusetts General Laws Chapter 149, §§ 148, 150), Massachusetts General Laws Chapter 149 in its entirety, and Massachusetts General Laws Chapter 151 (including but not limited to the minimum wage and overtime provisions) each as amended. You specifically acknowledge that you are waiving any Claims for unpaid wages under these and other Laws;

(iv)Claims under any state, federal or local common law theory;

(v)Claims arising under the Company’s policies or benefit plans; and

(vi)Claims arising under any other Law or constitution.

Notwithstanding the foregoing, this Section shall not release InVivo from any obligation expressly set forth in this Agreement, any indemnification rights you have or might have, and any rights you have to any vested benefit.  You acknowledge and agree that, but for providing this waiver and release, you would not be receiving the Severance Pay and Severance Benefits provided for in this Agreement.  This Agreement also does not prevent you from reporting possible violations of applicable laws to government enforcement agencies without notice to the Company, or from receiving any applicable award provided by such government enforcement agencies in connection with such disclosure.

9.OWBPA. Because you are at least forty (40) years of age, you have specific rights under the federal Age Discrimination in Employment Act (“ADEA”) and Older Workers Benefits Protection Act (“OWBPA”), which prohibit discrimination on the basis of age. The release in Section 8 (including as reaffirmed in Exhibit A) is intended to release any Claim you may have against InVivo alleging discrimination on the basis of age under the ADEA, OWBPA and other Laws. Notwithstanding anything to the contrary in this Agreement, the release in Section 8  does not cover rights or Claims under the ADEA that arise from acts or omissions that occur after the date you sign this Agreement; provided, however, that upon your execution and non-revocation of the Reaffirmation, you understand and agree that you will have released any such rights or Claims under the ADEA that arise from any acts or omissions up to and through the Separation Date.

It is InVivo’s desire and intent to make certain that you fully understand the provisions and effects of this Agreement, including, without limitation, the Reaffirmation. To that end, InVivo hereby advises you in writing to consult with legal counsel for the purpose of reviewing the terms of this Agreement and the Reaffirmation. Consistent with the provisions of OWBPA, you have twenty-one (21) days (or until October 27, 2016) to consider and accept the provisions of this Agreement by signing below and returning it to InVivo, c/o Tamara Joseph, SVP, General Counsel, InVivo Therapeutics, One Kendall Square Bldg. 1400E, 4th Fl., Cambridge, MA 02139.  You also acknowledge that you have at least twenty-one (21) days to consider and accept the provisions of the Reaffirmation by signing and returning Exhibit A (as set forth in the previous sentence) on the Separation Date.  In addition, you may rescind your assent to this Agreement or the Reaffirmation, if, within seven (7) days after the date you sign the Agreement or the Reaffirmation, you deliver a written notice of rescission to the Company.  To be effective, such notice of rescission must be hand delivered or postmarked within the seven (7) day period and sent by certified mail, return receipt requested, to Tamara Joseph at the above referenced address.

Also, consistent with the provisions of the OWBPA and other federal discrimination laws (the “Federal Discrimination Laws”), nothing in the general waiver and release set forth either in Section 8 above or in the Reaffirmation shall be deemed to prohibit you from challenging the validity of your release of Claims under the Federal Discrimination Laws or from filing a charge or complaint of age or other employment related discrimination with the Equal Employment Opportunity Commission (“EEOC”), or from participating in any investigation or proceeding conducted by the EEOC. However, your release of Claims under this Agreement, including Exhibit A, does prohibit you from seeking or receiving monetary damages or other individual-specific relief in connection with any such charge or complaint of age or other employment-related discrimination.

Further, nothing in this Agreement or the Reaffirmation shall be deemed to limit the Company’s right to seek immediate dismissal of such charge or complaint on the basis that your signing of this Agreement and/or the Reaffirmation constitutes a full release of any individual rights under the Federal Discrimination Laws, or the Company’s right to seek restitution or other legal remedies to the extent permitted by law of the economic benefits provided to you under this Agreement in the event that you successfully challenge the validity of this release and prevail in any claim under the Federal Discrimination Laws.

10.Entire Agreement/Choice of Law/Enforceability/Jury Waiver/Successors and Assigns.

(i)Except as otherwise expressly provided in this Agreement, this Agreement supersedes any and all other prior oral and/or written agreements, and sets forth the entire agreement between you and InVivo.  No variations or modifications hereof shall be deemed valid unless reduced to writing and signed by the parties hereto.

(ii)This Agreement shall be deemed to have been made in the Commonwealth of Massachusetts, shall take effect as an instrument under seal, and the validity, interpretation and performance of this Agreement shall be governed by, and construed in accordance with, the internal law of the Commonwealth of Massachusetts, without giving effect to conflict of law principles.  You agree that any action, demand, claim or counterclaim relating to the terms and provisions of this Agreement, or to its breach, shall be commenced in Massachusetts in a court of competent jurisdiction, and that venue for such actions shall lie exclusively in Massachusetts. You also agree that a court in Massachusetts will have personal jurisdiction over you, and you waive any right to raise a defense of lack of personal jurisdiction by such a court.

(iii)Both parties further agree that any action, demand, claim or counterclaim relating to this Agreement shall be resolved by a judge alone, and both parties hereby waive and forever renounce the right to a trial before a civil jury.

(iv)If your release of Claims pursuant to Section 8 (as reaffirmed by Exhibit A) is determined to be unenforceable in whole or part (except for your release of federal age discrimination Claims, which shall not be subject to this sentence), the Company will have the option, in its sole discretion, to either (a) declare the entire Agreement null and void and require you to refund the Severance Pay and Severance Benefits provided for in this Agreement; or (b) enforce the portions of the Agreement found not to be unenforceable.  In the event that any other provision of this Agreement is determined to be unenforceable in whole or in part (including your release of federal age discrimination Claims) the remainder of the Agreement, including the Reaffirmation, shall be enforced in full.

(v)This Agreement, including the Reaffirmation, shall inure to the benefit of InVivo and any of its successors and assigns.

By executing this Agreement and the Reaffirmation, you are acknowledging that you have been afforded sufficient time to understand the terms and effects of this Agreement and the

Reaffirmation, respectively, that your agreements and obligations hereunder are made voluntarily, knowingly and without duress, and that neither InVivo nor its agents or representatives have made any representations inconsistent with the provisions of this Agreement.

To accept the terms of this Agreement, please (a) sign and return the enclosed copy of this Agreement by October 27, 2016, and (b) sign and return the enclosed Reaffirmation on, but not before, the Separation Date.

Very truly yours,

InVivo Therapeutics Corporation ACCEPTED AND AGREED TO:

By:	/s/ Mark Perrin		/s/ Lorianne Masuoka
	Mark Perrin		Lorianne Masuoka
Chairman and CEO

Dated:		Dated:

EXHIBIT A

Reaffirmation of Agreement

I hereby reaffirm as of the date below my agreement to the terms and conditions set forth above, including, without limitation the release of claims set forth in paragraph 8 above.  I also agree that I have received payment for all wages due, all accrued but unused paid time off and any other amounts due and owing through the Separation Date (less applicable withholdings under state and federal law).  I further confirm that I have complied with all of my obligations set forth in the Agreement.  I understand that I have the right to revoke my agreement to this Reaffirmation within seven (7) days after signing it by delivering a revocation in writing to Tamara Joseph, SVP, General Counsel, InVivo Therapeutics, One Kendall Square Bldg. 1400E, 4th Fl., Cambridge, MA 02139.

/s/ Lorianne Masuoka
/s/ Lorianne Masuoka
Lorianne Masuoka	Date

EXHIBIT B

INVIVO EMPLOYEE NON-DISCLOSURE AND INVENTIONS AGREEMENT

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